Filed pursuant to Rule 424(b)(7)
Registration No. 333-144195

Prospectus Supplement to

Prospectus dated June 29, 2007

HOST HOTELS & RESORTS, INC.

18,810,000 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 29, 2007 relating to the resale by selling stockholders of shares of our common stock that may be issuable upon exchange of the 2.625% Exchangeable Senior Debentures due 2027 (which we refer to as the 2007 debentures) of our operating partnership, Host Hotels & Resorts, L.P.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On September 9, 2008, the last reported sale price of our common stock was $14.88 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the prospectus dated June 29, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 10, 2008.

The section entitled “Selling Stockholders” in the prospectus is superseded in its entirety by the following:

SELLING STOCKHOLDERS

The 2007 debentures were originally issued by Host L.P., our operating partnership, and sold by the initial purchasers of the 2007 debentures in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the 2007 debentures. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling stockholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the 2007 debentures. Information about selling stockholders is set forth in this prospectus, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of September 10, 2008, with respect to the selling stockholders and the maximum number of shares of our common stock that we expect could become beneficially owned by each selling stockholder should we issue shares of our common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange of the 2007 debentures. The information is based on information provided by or on behalf of the selling stockholders. Solely for purposes of determining the number of shares covered by this registration statement, the number of shares of our common stock issuable upon the exchange of the 2007 debentures shown in the table below is based upon the exchange of the full principal amount of 2007 debentures held by each selling stockholder at the current exchange rate of 31.35 shares of our common stock per $1,000 principal amount of 2007 debentures. However, due to the exchange settlement provisions of the 2007 debentures, the greatest number of shares of our common stock that we may actually issue upon any exchanges of 2007 debentures is a number of shares having an aggregate value equal to the difference between the aggregate exchange value and the aggregate principal amount of 2007 debentures exchanged. In other words, shares issuable upon exchange of the debentures can only have a value equal to the net amount (as defined in the debentures) and not the principal amount. The return of the principal amount in shares was assumed solely for purposes of determining the shares registered under this registration statement. The exchange rate on the 2007 debentures is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon the exchange of the 2007 debentures may increase or decrease from time to time. The percent of shares of common stock beneficially owned following the exchange is based on 519,057,652 shares of common stock outstanding as of August 31, 2008.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their common stock since the date as of which such information was provided to us.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Total # of shares beneficially owned (1)	Number of Shares being Offered for Resale (2),(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund, Forum Funds Trust	3,135	3,135	*
Accident Fund Insurance Company of America	11,913	11,913	*
Admiral Flagship Master Fund, LTD	156,750	156,750	*
Advent Convertible Arbitrage Master	276,915	276,915	*
Advent Enhanced Phoenix	219,450	219,450	*
Agamas Continuum Masterfund, Ltd.	172,425	172,425	*
AK Steel Master Pension Trust	13,010	13,010	*
Alabama Childrens Hospital Foundation	5,016	5,016	*
Alcon Laboratories	9,092	9,092	*
Alexandra Global Master Fund Ltd.	156,750	156,750	*
Amerisure Mutual Insurance Company	1,097	1,097	*
Amphenol Corporation Master Retirement Trust	2,038	2,038	*
Arlington County Employees’ Retirement System	9,342	9,342	*
Attorney’s Title Insurance Fund	3,605	3,605	*
Automotive Industries Pension Trust Fund	4,703	4,703	*
Basso Fund Ltd.	4,389	4,389	*
Basso Holdings Ltd	57,841	57,841	*
Basso Multi-Strategy Holding Fund Ltd.	13,010	13,010	*
BCBSM Pension Plan	42,323	42,323	*
Black Diamond Convertible Offshore LDC	31,350	31,350	*
Black Diamond Offshore Ltd.	13,794	13,794	*
BMO Nesbitt Burns Inc.	78,375	78,375	*
Blue Cross Blue Shield Natl Emp Ben Committee	9,875	9,875	*
Blue Cross Blue Shield of Michigan	15,048	15,048	*
Boilermakers—Blacksmith Pension Trust	38,247	38,247	*
British Virgin Islands Social Security Board	3,010	3,010	*
Canyon Capital Arbitage Master Fund, Ltd.	1,325,948	1,325,948	*
Canyon Value Realization Fund, L.P.	501,600	501,600	*
Canyon Value Realization MAC 18 Ltd.	93,893	93,893	*
CAS—HY (IFS—DTC 355)	43,890	43,890	*
Campbell Soup Company	17,713	17,713	*
CC Arbitrage, Ltd.	156,750	156,750	*
Central Pension Fund—Int’l Union of Operating Engineers	124,616	124,616	*
CGCM High Yield Investments—Penn Capital Management	6,270	6,270	*
Childrens Medical Center	9,248	9,248	*
Citigroup Global Markets Inc.†	23,607	23,607	*
Colcom Foundation	2,351	2,351	*
Columbia Convertible Securities Fund	125,400	125,400	*
Commisioners of the Land Office	51,728	51,728	*
Construction Industry and Laborers Pension Fund	3,449	3,449	*
CQS Convertible and Quantitative Strategies Master Fund Limited	156,750	156,750	*
Credit Suisse Europe Ltd.†	250,800	250,800	*
Credit Suisse Securities LLC (USA)†	160,512	160,512	*
Dartmouth-Hitchcock Pension Group Trust	2,508	2,508	*
Dallas Police and Fire Pension System	31,507	31,507	*
DBAG London†	1,928,025	1,928,025	*
Deutsche Bank Sec. Inc.†	202,208	202,208	*

Double Black Diamond Offshore LDC	111,606	111,606	*
Five Sticks, LP	3,135	3,135	*
Florida Power & Light	63,829	63,829	*
Fore Convertible Master Fund, Ltd.	1,442	1,442	*
Fore ERISA Fund Ltd.	125	125	*
FPL Group Employees Pension Plan	18,653	18,653	*
GCOF - HY (IFS - DTC 355)	14,108	14,108	*
General Motors Co. Trust (GMIMCO)	24,108	24,108	*
Governing Board Employees’ Benefit Plan of the City of Detroit	502	502	*
Grady Hospital	2,508	2,508	*
Halliburton High Yield	16,929	16,929	*
Healthcare Georgia Foundation	2,414	2,414	*
HFR CA Opportunity Master Trust	9,374	9,374	*
HFR RV Performance Master Trust	40,833	25,080	*
Highbridge Convertible Arbitrage Master Fund LP	47,025	47,025	*
Highbridge International LLC	344,850	344,850	*
Houston Firefighters Relief and Retirement Fund B	59,252	59,252	*
Houston Municipal Employees Pension System	20,064	20,064	*
IBM Personal Pension Plan Trust	18,810	18,810	*
Illinois State Board of Investment	45,301	45,301	*
Independence Blue Cross	13,731	13,731	*
Indianapolis Power and Light Company	2,038	2,038	*
Institutional Benchmark Series (Master Feeder) Ltd.	29,406	29,406	*
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust	25,864	25,864	*
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	13,324	13,324	*
Japan Trustee Services Bank, Ltd A/C 46673-6037	5,016	5,016	*
Kayne Anderson Capital Income Fund Ltd	50,160	50,160	*
Kayne Anderson Capital Income Partners (QP), LP	163,020	163,020	*
Kayne Anderson Income Partners, LP	18,603	12,540	*
KBR Employee Benefit Master Trust High Yield	8,308	8,308	*
KeySpan Foundation	2,508	2,508	*
KeySpan Insurance Company	6,427	6,427	*
Kodak Retirement Income Plan Committee - HY	4,546	4,546	*
Loomis Sayles MultiSector Full Discretion Trust	38,561	38,561	*
Lord Abbett Investment Trust - LA Convertible Fund	158,788	158,788	*
Lousiana CCRF	16,616	16,616	*
LS Bond Fund	831,716	831,716	*
LS Fixed Income Fund	44,831	44,831	*
LS Institutional High Income Fund	28,842	28,842	*
LS High Income Opportunities Fund	12,697	12,697	*
LS Strategic Income Fund	611,733	611,733	*
Lyxor/Advent Convertible Arbitrage Fund Ltd.	4,797	4,797	*
Lyxor/Canyon Capital Arbitage Fund Ltd.	577,467	577,467	*
Lyxor/Master Trust Fund	4,953	4,953	*
Lyxor/Canyon Value Realization Fund, Ltd.	130,573	130,573	*
Magnetar Capital Master Fund, Ltd.	470,250	470,250	*
Maxim Loomis Sayles Bond Portfolio	29,312	29,312	*
Mellon Bank NA Employee Benefit Fund†	25,080	25,080	*
Mohican VCA Master Fund, Ltd.	31,350	31,350	*

Michigan Laborers’ Pension Fund	5,173	5,173	*
Milwaukee County Employees’ Retirement System B	25,394	25,394	*
Minnesota Laborers Pension Fund	9,875	9,875	*
Minnesota Laborers Health and Welfare Fund	2,508	2,508	*
Montgomery County Employees’ Retirement System	16,145	16,145	*
National Fuel & Gas Company Retirement Plan	19,594	19,594	*
Natixis Loomis Sayles Institutional High Income Fund	39,344	39,344	*
Nebraska Investment Council Retirement Plan	14,891	14,891	*
Nebraska Investment Council Endowment Plan	2,195	2,195	*
New York City Board of Educational Retirement System	17,556	17,556	*
New York City Employees Retirement System	150,323	150,323	*
New York City Employee’s Retirement System	54,079	54,079	*
New York City Fire Dept Pension Fund, Sub-Chapter 2	14,108	14,108	*
New York City Police Department Pension Fund	49,376	49,376	*
New York City Police Pension Fund, Sub-Chapter 2	28,999	28,999	*
New York City Police Officers - VSF	7,367	7,367	*
New York City Police Superior Officers - VSF	7,367	7,367	*
North Dakota State Investment Board	16,772	16,772	*
NYC Employees Retirement System	73,046	73,046	*
NYC Teachers Retirement System	50,599	50,599	*
NYC Police Pension Fund	39,344	39,344	*
NYC Fire Department Pension Fund	19,092	19,092	*
NYC Teacher’s Variable Annuity Fund	56,430	56,430	*
Occidental Life Insurance Co.	31,350	31,350	*
Occidental Petroleum	6,051	6,051	*
Ohio Police and Fire Pension Fund	18,183	18,183	*
Old Lane Cayman Master Fund LP	1,064,521	1,064,521	*
Old Lane GMA Master Fund LP	167,284	167,284	*
Old Lane HMA Master Fund LP	338,329	338,329	*
Old Lane U.S. Master Fund LP	852,218	852,218	*
Olin Pension Plan Master Retirement Trust	9,562	9,562	*
Orange County Emoloyees Retirement System	69,440	69,440	*
OZ Special Funding (OZM D) LP	78,375	78,375	*
Papaver Inc	2,351	2,351	*
Partners HealthCare High Yield	2,822	2,822	*
Partners HealthCare System Inc Pension Fund High Yield	5,330	5,330	*
Partners HealthCare System Inc Pooled Invest Acct - LT	4,389	4,389	*
Pension, Hospitalization Benefit Plan	23,513	23,513	*
Philadelphia Board of Pensions - Convertible	25,080	25,080	*
PIMCO Convertible Fund	18,810	18,810	*
PIMCO GIS High Yield Bond Fund	8,621	8,621	*
PIMCO Global High Yield Strategy Fund	59,565	59,565	*
PIMCO High Yield Fund	49,376	49,376	*
Platinum Grove Contingent Capital Master Fund	705,375	705,375	*
Police & Fire Retirement System of the City of Detroit	10,126	10,126	*
Polygon Global Opportunities Master Fund	156,750	156,750	*
Premera Blue Cross	1,724	1,724	*
Pro-Mutual	16,521	16,521	*
PVIT High Yield Portfolio	3,135	3,135	*
Raytheon Phoenix	41,100	41,100	*
Red Brick Capital Fat Tail Fund	470,250	470,250	*
Red Brick Capital Master Fund, LTD	1,206,975	1,206,975	*
Red River HYPi, LP	72,105	72,105	*
Retirement Plan For Employees of ONEOK, Inc. and Subsidiaries—Penn Capital Mgmt.	5,643	5,643	*
Royal Bank of Canada	250,800	250,800	*
S.A.C. Arbitrage Fund, LLC	31,350	31,350	*
Sage Capital Management, LLC	40,755	40,755	*
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd.	1,097,250	1,097,250	*
San Francisco City & County ERS	25,895	25,895	*
Seattle City Employees Retirement System	5,925	5,925	*
Sheet Metal Workers National Pension Fund	4,389	4,389	*
Sheet Metal Workers Pension FD	4,389	4,389	*
Siemens Sayinos Plan	19,437	19,437	*
Singapore Labour Foundation	784	784	*
Silvercreek Limited Partnership	188,100	188,100	*
Silvercreek II Limited	78,375	78,375	*
Sisters of Charity of the Blessed Virgin Mary	784	784	*
Sony Pension Fund	7,054	7,054	*
Stationary Engineers Local 39	2,508	2,508	*
Stonebridge Life Insurance	31,350	31,350	*
Swiss Re Financial Products Corporation	103,650	94,050	*
Teachers’ Retirement System of the City of New York	74,832	74,832	*
Teachers’ Retirement System for the City of New York	37,620	37,620	*
The Advent Convertible Master Fund LP	247,540	247,540	*
The Canyon Value Realization Fund (Cayman), Ltd.	1,289,269	1,289,269	*
The Childrens Hospital Corporation Pension Plan	1,568	1,568	*
The City University of New York	2,602	2,602	*
The Detroit Medical Center Consolidated Pension Plan	941	941	*
The Doctors Company Insurance Group	30,566	30,566	*
The Global Convertible Opportunities Fund Limited	94,050	94,050	*
The J.A. and Kathryn Albertson Foundation, Inc.	1,411	1,411	*
The Local Government Pensions Institution	77,905	77,905	*
The Public Institution for Social Security	93,266	93,266	*
Teledyne Technologies Incorporated Pension Plan	1,411	1,411	*
Total Pine Elf Finance USA, Inc.	10,973	10,973	*
Transamerica Life Insurance and Annuity Corp.	125,400	125,400	*
Trustmark	6,489	6,489	*
UBS Securities LLC†	181,830	181,830	*
United Mine Workers of America Health and Retirement Funds	48,436	48,436	*
US Bank FBO Essentia Health Systems	12,227	12,227	*
U.S. Retirement Trust	27,431	27,431	*
Value Line Convertible Fund, Inc.	3,135	3,135	*
Vicis Capital Master Fund	188,100	188,100	*
Vermont Mutual Insurance Company	4,703	4,703	*
Wachovia Capital Markets LLC†	62,700	62,700	*
Watch Tower Bible and Tract Society of Pennsylvania	4,389	4,389	*
Wells Fargo†	627,000	627,000	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		22,138,273

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 31.35 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts may be in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 519,057,652 shares outstanding on August 31, 2008. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

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